Exhibit 10.1

SHARE PURCHASE AGREEMENT

RELATING TO THE PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF

GRAFITI LIMITED

BETWEEN

1. DAMON INC.

2. GRAFITI LLC

napiersterling.com

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Contents

1.	Definitions and interpretation	2

2.	Sale and Purchase	4

3.	Consideration	4

4.	Completion	5

5.	Warranties	5

6.	Release and indemnification by Seller	6

7.	Matters following Completion	7

8.	Announcements and confidentiality	8

9.	Assignment	8

10.	General	9

11.	Notices	10

12.	Entire agreement	11

13.	Governing law and jurisdiction	11

Schedule 1 – The Company		12

Schedule 2 – Completion obligations of the Seller		13

Schedule 3 – Warranties		14

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Share Purchase Agreement

DATE:

PARTIES:

(1)	DAMON INC. a company existing under the Business Corporations Act (British Columbia) (the “Seller”)

(2)	GRAFITI LLC a limited liability company formed in the State of Nevada, USA (the “Buyer”)

BACKGROUND:

(A)	The Company (as defined below) is a private company limited by shares. Certain details of the Company are set out in Schedule 1 – the Company.

(B)	On the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer wish to consummate the Share Acquisition, pursuant to which, on the Completion Date, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares.

AGREED TERMS:

1.	Definitions and interpretation

1.1	The Background and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Background and Schedules.

1.2	In this Agreement, the following words and expressions have the following meanings:

Accounts: the audited accounts of the Company for the accounting reference period which ended on the Accounts Date;

Accounts Date: 31 December 2024;

Agreed Form: the form agreed between the Company and the Parties;

Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England;

Company: Grafiti Limited incorporated in England and Wales (registered number 12600720);

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date: 28 November 2025;

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Consideration: has the meaning given to it in Clause 3.1;

Distribution Agreement: the distribution agreement by and between Buyer and the Company, effective January 1, 2024;

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;

Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Parties: the parties to this Agreement, and each a “Party”;

Properties: (1) the virtual office provided by Regus pursuant to an agreement dated 2 February 2025, and (2) the storage unit leased by the Company from Safestore Ltd pursuant to a rolling contract originally signed by the Company on 24 October 2019;

Share Acquisition: has the meaning given to it in Clause 2.1;

Shares: the shares comprising the entire issued share capital of the Company;

a third party: any person other than the Parties; and

Warranties: the warranties and undertakings set out in Schedule 3 – Warranties.

1.3	In this Agreement, unless otherwise specified or if the contract requires otherwise:

1.3.1	any reference to any legislation (whether of the United Kingdom or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):

1.3.1.1	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;

1.3.1.2	includes any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;

except to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party;

1.3.2	references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with another within the meaning of sections 448, 1122 and 1123 Corporation Tax Act 2010 as applicable;

1.3.3	words suggesting a gender shall include the other gender and the neuter;

1.3.4	words in the singular shall include the plural and vice versa;

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1.3.5	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.6	any reference to “holding company” or “subsidiary” means a “holding company” or “subsidiary” (as the case may be) as defined in section 1159 Companies Act 2006

1.3.7	any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.8	any reference to the Background, a Clause or Schedule is to the Background, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.9	any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.10	any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.11	any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another, but does not include instant messaging services.

1.4	The table of contents and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.

2.	Sale and Purchase

2.1	The Seller shall sell the Shares with full title guarantee free from all Encumbrances and the Buyer shall purchase the Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Buyer (the “Share Acquisition”).

2.2	The Seller undertakes to procure the waiver of all pre-emption and similar rights over the Shares which any person may be entitled under the articles of association of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3.	Consideration

3.1	The consideration (the “Consideration”) for the Shares shall be the sum of $117,931.13.

3.2	The Consideration shall be satisfied in full by setting off the Consideration against the amounts owed by the Company to the Buyer pursuant to the Distribution Agreement as of 31 October 2025.

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4.	Completion

4.1	Completion shall take place on the Completion Date when the Seller shall:

4.1.1	deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in Schedule 2 – Completion obligations of the Seller; and

4.1.2	procure that the director of the Company shall pass the resolutions set out and contained in the written board resolution of the Company in the Agreed Form.

5.	Warranties

5.1	The Seller warrants and undertakes to the Buyer that each of the Warranties is true and accurate in all respects and is not misleading at the Completion Date.

5.2	The Warranties shall not in any respect be extinguished or affected by Completion.

5.3	The Seller undertakes to the Buyer that, in the event of any claim being made against it arising out of or relating to this Agreement, it will not make any claim against the Company or against any director, officer, employee or adviser of the Company on which or on whom it may have relied before agreeing to any terms of this Agreement. The Company and any such director, officer, employee or adviser may enforce the terms of this Clause 5.3 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such third party shall:

5.3.1	obtain the prior written consent of the Buyer; and

5.3.2	not be entitled to assign its rights under this Clause 5.3.

5.4	The Warranties:

5.4.1	are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement, and shall survive the Completion until 11:59 p.m. (Pacific time) on the date that is 12 months following the Completion Date;

5.4.2	where qualified by the knowledge, information, belief or awareness of the Seller, unless expressly provided to the contrary, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Seller in respect of the relevant subject matter of such Warranties.

5.5	Notwithstanding any other provision of this Agreement, the Seller’s liability in respect of any claim for a breach of the Warranties (a “Claim”) shall be limited as follows:

5.5.1	Time Limits for Claims: The Seller shall not be liable for any Claim unless the Buyer gives written notice of such Claim to the Seller (specifying in reasonable detail the nature of the Claim): (a) in the case of a Claim for breach of the Warranties at paragraphs 3.1 to 3.3 of Schedule 3 (Title to Shares), on or before the seventh (7th) anniversary of the Completion Date; or (b) in the case of any other Claim, on or before the date that is eighteen (18) months after the Completion Date.

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5.5.2	Financial Limitations: The Seller shall not be liable for any Claim: (a) (the “De Minimis”) unless the loss for such single Claim (or series of related claims) exceeds USD$10,000; and (b) (the “Basket”) unless the aggregate amount of all Claims which exceed the De Minimis amount exceeds USD$20,000, in which case the Seller shall be liable for the full amount of such Claims (and not just the excess over the Basket).

5.5.3	Overall Cap: The maximum aggregate liability of the Seller for all Claims (other than for a breach of the Warranties at paragraphs 3.1 to 3.3 of Schedule 3 (Title to Shares)) shall not, in any circumstances, exceed a sum equal to the Consideration.

5.5.4	No Double Recovery: The Seller shall not be liable for any Claim to the extent that the matter giving rise to the Claim has been made good or otherwise compensated for without cost to the Buyer, or to the extent that a specific provision or reserve was made for such matter in the Accounts.

5.6	The Seller shall not be liable for any claim for a breach of Warranty if the Buyer or its agents or advisers had actual knowledge (whether through its own due diligence, or otherwise) of the fact, matter, or circumstance giving rise to such breach prior to the date of this Agreement.

6.	Release and indemnification by Seller

6.1	The Seller confirms that at Completion it will have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against the Company or against any of the shareholders, directors, officers, employees or professional advisers of the Company and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company has or could have any obligation of any kind to it.

6.2	To the extent that any such claim or obligation exists or may exist, the Seller irrevocably and unconditionally waives such claim or obligation and releases the Company from any liability whatsoever in respect of such claim or obligation.

6.3	The Seller indemnifies the Company and the Buyer on demand against all losses, liabilities, damages, claims, actions, suits, judgments, settlements, costs, and expenses (including reasonable attorneys’ fees and court costs) that the Company or the Buyer suffers or incurs as a result of the Seller taking, or failing to take, any action as the parent of the Company, including any shareholder litigation in connection with the transactions consummated on 14 November 2024 pursuant to the Business Combination Agreement entered into as of October 23, 2023 between Seller, the Company, Inpixon (renamed XTI Aerospace Inc.) and Damon Motors, Inc., provided that the Seller shall have the sole right, at its option and expense, to defend, conduct, and control any third-party litigation or claim giving rise to such indemnity, and the Buyer shall provide all reasonable cooperation requested by the Seller in connection with such defense.

6.4	The Company and any shareholder, director, officer, employee or professional adviser of the Company may enforce the terms of Clauses 6.1 and 6.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:

6.4.1	obtain the prior written consent of the Buyer; and

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6.4.2	not be entitled to assign its rights under this Clause 6.

7.	Matters following Completion

7.1	The Seller shall in respect of any event occurring at or prior to Completion giving rise to a liability of the Company and in respect of which a claim under any policy of insurance in force in the name of the Seller or any Group Company of any Seller prior to Completion could be made (whether or not such claim is made prior to, at or following Completion) make and pursue any such claim as the Buyer or the Company shall request for the benefit of the Buyer or the Company, including:

7.1.1	(in respect of claims made following Completion) informing the issuer of such policy of insurance of the likelihood of any such claim arising as soon as possible following receipt of request so to do from the Buyer or the Company;

7.1.2	keeping the Buyer and the Company informed on a regular basis of the progress of any such claim;

7.1.3	taking such action and instituting such proceedings and giving such information and assistance as the Buyer or the Company may reasonably request in respect of such claim;

7.1.4	permitting the Company to make and/or take over the conduct of any such claim in the name of the Seller or Group Company of the Seller; and

7.1.5	assigning, for no consideration, the benefit of any proceeds payable under any such policy of insurance and, immediately following receipt of any such proceeds, paying such proceeds to the Buyer or the Company or as they shall direct and holding such proceeds on trust for the Buyer or the Company pending such payment.

7.2	If and to the extent that legal title to or beneficial interests in any assets which are required for or used in the business of the Company, and which are not required for or used in the business of any other Group Company of the Seller, are vested in any Group Company of the Seller after Completion or any Group Company of the Seller after Completion has any interest in such assets, the Seller if required by the Buyer shall (or shall procure that the relevant Group Company of the Seller concerned shall):

7.2.1	execute or procure the execution of all such deeds or documents as may be necessary for the purposes of transferring such assets or the relevant interests in them to the Buyer;

7.2.2	do or procure to be done all such further acts or things and procure the execution of all such other documents as the Buyer may reasonably direct in order to vest such assets or the relevant interests in them in the Buyer; and

7.2.3	procure that the transferor shall hold the asset, or relevant interest in the asset, on trust for the Buyer (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the asset or relevant interest in the asset in the Buyer.

7.3	The Seller shall, and shall procure that its Group Companies shall, following Completion:

7.3.1	immediately send to the Buyer all papers, books, accounts and other records relating wholly to the Company, which are not required to be delivered under Schedule 2 – Completion obligations of the Seller and which are not kept at any of the Properties;

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7.3.2	at all reasonable times during normal business hours and on reasonable advance notice, provide the Buyer, and the Company, together with their respective officers, employees, advisers and agents, with access to, and copies of, any other papers, books, accounts or other records which relate to the Company (the “Retained Records”); and

7.3.3	until the seventh anniversary of Completion, not dispose of or destroy any of the Retained Records, without first giving the Buyer at least one month’s notice of the intention to do so and giving the Buyer the opportunity to review and copy any of them.

8.	Announcements and confidentiality

8.1	Subject to the provisions of Clause 8.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Seller to any supplier to or customer of the Company) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the other Parties to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

8.2	The provisions of Clause 8.1 do not apply to:

8.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by a Party:

8.2.1.1	by virtue of the applicable regulations of a stock exchange binding upon a Party; or

8.2.1.2	by any court or governmental or administrative authority competent to require the same; or

8.2.1.3	by any applicable law or regulation;

8.2.2	any statement or disclosure made in good faith by the Buyer, the Seller or the Company after Completion for its legitimate corporate purposes;

8.2.3	any document, statement or disclosure published, issued or made by the Buyer or the Company after Completion to any supplier to or customer of the Company;

8.2.4	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality; or

8.2.5	any document, statement or disclosure made by the Buyer after Completion to any person to whom it proposes to assign its rights under this Agreement.

9.	Assignment

9.1	Subject to this Clause 9, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

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9.2	Neither Party, their successors and assignees shall not be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

10.	General

10.1	Each Party undertakes, for no further consideration or payment but at the cost and expense of the other Party, to sign all documents and to do all other acts as the other Party reasonably requires which may be necessary to give full effect to this Agreement.

10.2	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement.

10.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

10.4	The rights of each Party under this Agreement:

10.4.1	may be exercised as often as necessary;

10.4.2	are cumulative and not exclusive of rights or remedies provided by law; and

10.4.3	may be delayed, released or waived only in writing and specifically.

10.5	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

10.6	A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

10.7	Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

10.8	The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

10.9	If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

10.10	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.11	The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 10.11, Clause 5.3 (third party exclusion from Warranty claims), Clause 6 (release by Seller for the benefit of third parties) and Clause 9.1 (successors to, and assignees of, the Parties):

10.11.1	no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

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10.11.2	notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

11.	Notices

11.1	Any notice or other communication to be given under this Agreement to a Party shall be in writing and shall be delivered personally or sent by post or email to the Party to be served at its address set out below:

11.1.1	to the Seller at:

4601 Canada Way

Suite #402

Burnaby

British Columbia

V5G 4X3

Canada

Email Address: [***]

11.1.2	to the Buyer at:

405 Waverley Street

Palo Alto

California

CA CA94301

USA

Email address: [***]

or at any other address or email address or to any other addressee as it may have notified to the other Party in accordance with this Clause 11.1. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or be prepaid/signed for airmail (if elsewhere).

11.2	Any such notice shall be deemed to have been received:

11.2.1	if delivered personally, at the time of delivery;

11.2.2	in the case of first class recorded delivery, 24 hours from the date of posting; and

11.2.3	in the case of email, at the time of transmission,

provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

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11.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or the email was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

12.	Entire agreement

12.1	For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement as a Warranty.

12.2	The Parties confirm that this Agreement, represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

12.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement.

12.4	Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of Warranty and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement.

12.5	This Clause 12 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

13.	Governing law and jurisdiction

13.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement (including its formation) is governed by and shall be construed in accordance with the law of England and Wales.

13.2	Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement.

13.3	Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Signed on the date set out at the head of this Agreement.

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Schedule 1 – The Company

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Schedule 2 – Completion obligations of the Seller

1.	At Completion, the Seller shall deliver or procure to be delivered to the Buyer:

1.1	a duly executed transfer in favour of the Buyer in respect of the Shares together with the certificates for the Shares;

1.2	duly executed powers of attorney in the Agreed Form granted by the Seller in favour of the Buyer in respect of the voting rights in the Shares held by the Seller;

1.3	the statutory books (including registers and minutes books) of the Company and all certificates of incorporation and certificates of incorporation on change of name of the Company;

1.4	save to the extent that they are kept at the Properties (or any of them), all books of account, financial and accounting records, correspondence, documents, files, memoranda and other papers relating to the Company;

1.5	letters of resignation in the Agreed Form from Noorian Riaz and Norose Company Secretarial Services Limited in each case acknowledging that the writer has no claim against the Company for compensation for loss of office or otherwise; and

1.6	the security code and associated e-mail address for the Company to enable the Company to log in to the Companies House web filing system.

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Schedule 3 – Warranties

1.	The Seller

1.1	The Seller has full power to enter into and perform this Agreement and this Agreement constitutes when executed will constitute, binding obligations of the Seller in accordance with its terms.

1.2	The execution and delivery of this Agreement by the Seller and the performance of and compliance with its terms and provisions will not:

1.2.1	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it or the Company is a party or it or the Company is bound or of the articles of association of the Company; or

1.2.2	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency.

2.	Consequences of Sale of the Shares

2.1	The Seller is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.

2.2	So far as the Seller is aware, there are no material agreements concerning the Company or its business which will or may be terminated or the terms of which will or may in any way be varied as a result of compliance with the terms of this Agreement or a change in the control of the Company or in the composition of the board of directors of the Company.

3.	The Shares and the Company

3.1	The Shares comprise the whole of the issued share capital of the Company and there are no shares in the capital of the Company allotted but not issued. All of the Shares are fully paid or credited as fully paid.

3.2	The Shares are legally and beneficially owned by the Seller free from all Encumbrances.

3.3	Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

3.4	The Company does not have, and never has had, any subsidiaries or subsidiary undertakings.

3.5	The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.6	All returns, particulars, resolutions and other documents required under the Companies Act 2006 and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been duly and properly made and delivered.

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4.	Insolvency

4.1	No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

4.2	No administration order has been made and no petition for such an order has been presented in respect of the Company.

4.3	No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

4.4	No voluntary arrangement under section 1 Insolvency Act 1986 or scheme of arrangement under Part 26 Companies Act 2006 or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.

4.5	No moratorium under section 1A Insolvency Act 1986 has been proposed or is in force in respect of the Company.

4.6	The Company is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

4.7	No statutory demand has been served on the Company which has not been paid in full or been withdrawn.

4.8	The Company has not been a party to any transaction at an undervalue as defined in section 238 Insolvency Act 1986 nor has it given or received any preference as defined in section 239 Insolvency Act 1986, in either case within the period of two years ending on the date of this Agreement, nor has the Company at any time been party to any transaction defrauding creditors as defined in section 423 Insolvency Act 1986.

4.9	No loan capital, borrowings or interest is overdue for payment by the Company and no other material obligation or indebtedness of the Company is overdue for performance or payment.

4.10	No creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

4.11	No unsatisfied judgment is outstanding against the Company.

4.12	The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

4.13	No event analogous to any of the foregoing has occurred in or outside England.

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5.	Compliance with laws and regulation

5.1	The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom or any foreign country, in all material respects, and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country which may have an adverse effect upon the assets or business of the Company.

5.2	All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Seller knows of no reason why any of them should be suspended, cancelled or revoked.

5.3	None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the Company may be interested are valid and have been duly stamped.

5.4	Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure.

6.	Debts

6.1	The amount of all debts recorded in the Accounts or (in the case of an amount arising after the Accounts Date) the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts) will be received in full in the ordinary course of business and in any event not later than three months after the Completion Date and none of those debts is subject to any counter-claim or set-off.

6.2	No part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

6.3	Following Completion, there are no outstanding agreements or arrangements under which the Company have or would have any obligation to the Seller or any other Group Company of the Seller.

7.	Financial Arrangements

7.1	The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source.

7.2	There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company.

7.3	There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

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7.4	The Company is not under any obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

8.	Trading Arrangements

8.1	The Company has no agreement or arrangement with any customer or supplier on terms which are materially different from the Company’s standard terms of business.

8.2	There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

8.3	The Company has not appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its products or services in any part of the world.

9.	Liabilities and Commitments

9.1	So far as the Seller is aware, the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which, in all material respects:

9.1.1	is likely to result in a material loss to the Company on completion of performance;

9.1.2	cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;

9.1.3	may be terminated or cease to be performed by any counterparty without notice or by giving three months’ notice or less;

9.1.4	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

9.1.5	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

9.1.6	is an agreement or arrangement otherwise than by way of bargain at arm’s length; or

9.1.7	is in any way otherwise than in the ordinary and proper course of the Company’s business.

9.2	Neither the Company nor any other party to any agreement with the Company is in default under any such agreement nor (so far as the Seller is aware) are there any circumstances likely to give rise to such a default and none of the Seller is aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any allegation of such a thing, and the Company has not received notice of any intention to terminate any of such agreements.

9.3	No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

9.4	The Company has not entered into any indemnity or guarantee.

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10.	Insurances

10.1	To the Seller’s knowledge, the Company and all its normally insurable assets are, and at all material times have been, covered to their full replacement or reinvestment value by insurance policies that are in force, and no act or omission has occurred that would void such policy.

10.2	To the Seller’s knowledge, all liabilities of the Company in respect of the business carried on by it (including risks which it is contractually required by a third party to cover, third party risks, public and employers’ liability, consequential loss liability and loss of profits) are fully covered by insurance policies that are in force, and no act or omission has occurred that would void such policy.

10.3	To the Seller’s knowledge, the Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.

11.	Assets

11.1	All the assets used in the Company’s business:

11.1.1	are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance;

11.1.2	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

11.1.3	are in the possession or under the control of the Company.

11.2	In respect of any of the items referred to in paragraph 11.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

12.	Properties

Other than the leases for the Properties, the Company has no interest in and does not occupy or use any freehold, commonhold, leasehold, licensed or other immovable property and has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement, in each case in any part of the world.

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EXECUTED on behalf of	)
DAMON INC. incorporated in	)
Canada by DOMINIQUE	)
KWONG,	)	/s/ Dominique Kwong
being a person who, in	)
accordance with the laws of that	)
Jurisdiction, is acting under the	)
authority of the company	)

EXECUTED on behalf of	)
GRAFITI LLC formed in the State	)
Nevada, USA by NADIR ALI	)	/s/ Nadir Ali
being a person who, in	)
accordance with the laws of that	)
jurisdiction, is acting under the	)
authority of the company	)

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Share Purchase Agreement

Yorkshire House, 219 St John Street London EC1V 4LY T +44 (0) 300 124 7878 E contact@napiersterling.com	napiersterling.com